Exhibit 10.5

EXCLUSIVE CROSS

LICENSE AGREEMENT BETWEEN

MVL RIGHTS LLC

AND MVL FILM FINANCE LLC

This EXCLUSIVE CROSS LICENSE AGREEMENT (“Agreement”) is made and entered into as of August 31, 2005 (“Effective Date”) by and between MVL Rights LLC, a Delaware limited liability company (“MRI”), and MVL Film Finance LLC, a Delaware limited liability company (“MVL”).

WHEREAS, MVL entered into the Credit Agreement (as defined below) pursuant to which the Lenders thereto and as defined therein have made available to MVL a film finance credit facility to fund the production of a slate of theatrical motion pictures to be developed and produced by MVL Productions LLC (“MPROD”), a wholly-owned subsidiary of Marvel Studios, Inc. (“MSI”); and

WHEREAS, MRI wishes to license to MVL the right to develop, produce, distribute and exploit live action or animated theatrical motion pictures based upon certain comic book characters and groups of characters on the terms set forth herein; and

WHEREAS, MVL wishes to accept such exclusive license from MRI as more fully set forth herein and as partial consideration therefor wishes to exclusively license to MRI the MVL Granted Rights (as such term is defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           DEFINED TERMS. When used in this Agreement, the following terms shall have the following definitions:

1.1            “Affiliate” shall have the meaning set forth in the MCI Assignment Agreement.

1.2            “Approval Rights” shall have the meaning set forth in Section 9.2 hereof.

1.3            “Character Title(s)” shall have the meaning set forth in the MCI Assignment Agreement.

1.4            “Consultation Rights” shall have the meaning set forth in Section 9.1 hereof.

1.5            “Control Party” shall have the meaning set forth in the Credit Agreement.

1.6            “Co-Promotion/Commercial Tie-In” means any advertisement or other promotional item or arrangement, which (a) is intended to and does promote both a Picture and the Property on which it is based and one or more other products or services (other products or services shall be referred to herein as “Tie-in Partners”); and (b) contains prominent reference to each applicable Picture as opposed to relating only to the Property; and (c) subject to Section 14.5 of this Agreement, contains MEI’s logo or just (a) and (b) above.

1.7            “Co-Promotion/Commercial Tie-In Period” means with respect to each Picture the period commencing nine (9) months prior to the initial U.S. domestic theatrical release of the Picture and continuing until the earlier of: (a) three (3) months following the initial U.S. domestic DVD release of the Picture or; (b) nine (9) months after the initial U.S. domestic theatrical release of the Picture.

1.8            “Co-Promotion/Commercial Tie-In Rights” means the right to conduct Co-Promotions/Commercial Tie-Ins.

1.9            “Credit Agreement” means that certain Credit and Security Agreement of even date herewith among MVL, as Borrower, the financial institutions party thereto from time to time, as Lenders, General Electric Capital Corporation, as the Administrative Agent, and HSBC Bank USA, National Association, as Collateral Agent, as the same may be from time to time amended, supplemented or otherwise modified.

1.10           “Derivative Works” shall have the meaning set forth in 17 USC, Section 101 et seq.

1.11	“Direct Negative Cost” shall have the meaning set forth in the Master Agreement.
1.12	“Distribution Rights” shall have the meaning set forth in the Master Agreement.

1.13           “ECD Material” means all material acquired or created for inclusion in the enhanced or multi-media portion of a CD, CD-Plus, CD-ROM, DVD, virtual file, or any other format whether now known or hereafter devised, including but not limited to, photography, graphics, technology, software, and so-called hyperlinks to URLs.

1.14           “Ephemeral Recordings” means Records created solely for the purpose of facilitating a transmission of a public performance of a Record.

1.15	“Laws” shall have the meaning set forth in the MCI Assignment Agreement.
1.16	“Literary Material” shall have the meaning set forth in the Master Agreement.

1.17           “Literary Publishing Rights” means, with respect to each Picture, the right to publish and distribute for sale to the public hardcover or soft-cover printed publications of all or any part of the Literary Material (i.e., copies of the screenplay without images) (other than music and/or lyrics) used in connection with the Picture, at any stage of completion with the foregoing not in any way limiting or including publications included within Merchandising Rights.

1.18           “Main Character(s)” shall have the meaning set forth in the MCI Assignment Agreement.

1.19           “Marketing Rights” means, with respect to the advertising, promotion and marketing of each Picture, the right to: (i) publish and authorize others to publish in any language, in any media and in any form, synopses, summaries, adaptations, resumes and stories of and excerpts from the Picture, in each such case of no more than 1,000 words and in each case not offered for sale and not in “comic book” or “comic” form unless approved in advance in writing by MRI; it being agreed that MRI’s publication of comic books including or incorporating Picture

Related Items is included as a Reserved Right or if applicable an MVL Granted Right and shall not be deemed Marketing Rights; (ii) use and authorize others to use the name, voice and likeness (and any simulation or reproduction thereof) of any artist appearing in or rendering services in connection with the Picture; (iii) exhibit and authorize others to exhibit in any language by any media, including radio and television, excerpts and clips from the Picture, provided such excerpts and clips will not be offered for sale and will not exceed one (1) minute in length; (iv) create, produce, fix, distribute, perform and otherwise exploit trailers, advertisements, music videos, promotional films, “behind-the-scenes” footage or films, “added value” or “bonus” materials (e.g., director’s commentary, promotional-type featurettes) and (v) use any Picture Related Item or Picture Related Element in connection with the marketing of the Picture subject to the limitations set forth herein. With respect to “bonus” materials and specifically bonus material on DVDs, MRI shall have the right to include a reasonable amount of content on each DVD of a Picture to promote, market, or advertise its own or a third party product, good, or service licensed by MRI or one of its affiliates. MVL shall have reasonable approval rights over such inclusions, such approval not to be unreasonably withheld.

1.20    “Marvel Handbook” means the Official Handbook of the Marvel Universe (1983 Edition), any other Official Handbook of the Marvel Universe published thereafter and such other source reference material identified by MRI to MVL in writing prior to the commencement of development of a Picture for a Main Character.

1.21           “Master Agreement” means that certain Master Development and Distribution Agreement among MVL, MPROD, as the Master Distributor and the Development Company (as defined therein), and MSI of even date herewith as the same may be amended, supplemented or modified by agreement of the parties thereto.

1.22           “MCI Assignment Agreement” means that certain MCI Assignment Agreement of even date herewith between MCI and MRI.

1.23           “Merchandising Rights” means, with respect to each Picture, Literary Material and the Property, the exclusive, perpetual, worldwide right to license, sublicense, manufacture, have manufactured, distribute, or sub-distribute, sell, convey, market, advertise, promote and publicize, in any manner and by any means now known or hereafter devised, articles of merchandise and/or products of any kind and nature (including, without limitation, props, toys, board games, video games, home products, novelties, trinkets, souvenirs, apparel, fabric, foods, candy, electronic toys, trading card games, beverages and cosmetics) and the right to license, sublicense, distribute, sub-distribute, sell, market, advertise, promote and publicize, in any manner and by any means now known or hereafter devised, services which embody on or in such merchandise, products or services in whole or in part or in combination with other intellectual property owned or controlled by MCI or MRI and/or the Property, New Characters, other characters, designs, visual representations, names, likenesses and/or characteristics of artists, physical properties or any other materials appearing or used in or in connection with the Picture, including the Picture-Related Items and/or Picture-Related Elements, or all or any part of the Literary Material, at whatever stage of completion, and the right to publish, distribute, sub-distribute, sell, advertise, promote and publicize, in any manner and by any means now known or hereafter devised, souvenir programs, picture books, comic books, post cards, movie novels, photo novels, illustration books and activity books or booklets in electronic or physical form which embody the foregoing in whole or in part or in combination with other intellectual property owned or controlled by MRI or MCI and/or the Property, New Characters,

other characters, designs, visual representations, names, likenesses and/or characteristics of artists, physical properties or other materials appearing or used in or in connection with the Picture, including without limitation the Picture-Related Items and/or Picture-Related Elements, or all or any part of the Literary Material, in whatever stage of completion or Clip Rights in connection therewith. “Clips Rights” shall mean a royalty-free right (excluding reuse fees, residuals and any and all third party fees) by MRI to use or license third parties to use stills and/or clips (and/or music), not exceeding two (2) minutes in running time, from each of the Pictures in or in conjunction with Merchandising Rights or Reserved Rights, including articles, venues or services (including in its on-line services, the worldwide web and other electronic means of distribution) licensed by MRI and the right to use the same in connection with the exercise by MRI of its Co-Promotion/Commercial Tie-In Rights.

1.24    “Minor Character” shall have the meaning set forth in the MCI Assignment Agreement.

1.25           “MRI Family Co-Promotion/Commercial Tie-In” means a co-promotion/commercial tie-in in which (A) the intellectual property licensed by MRI includes not less than two (2) Main Characters, Subsidiary Characters, or Minor Characters (or one (1) of any of the foregoing with another Marvel character); and (B) no one Main Character, Subsidiary Character or Minor Character shall appear more prominently than any one other character in such co-promotion/commercial tie-in.

1.26           “Musical Composition” means a musical composition, irrespective of length, comprised of, but not limited to, lyrics, spoken words, sounds, arrangements and bridging passages. Recordings of more than one (1) arrangement, translations, adaptation, derivative work or version of the same Musical Composition or Record shall be considered, collectively, a recording of one (1) Musical Composition for all purposes under this Agreement.

1.27           “Music Publishing Rights” means, with respect to each Picture, the right to: (i) publicly and privately perform, or license the right to publicly and privately perform, the Musical Compositions in any manner and in any and all media now known or later developed, including, without limitation, all forms of theatrical and non-theatrical exhibition, free, pay, subscription, toll and basic origination television and radio whether programming is transmitted or distributed by over-the-air broadcast, terrestrial broadcast, microwave, cable, closed circuit or direct broadcast, satellite, or so-called podcast, and use in trailers, advertisements, promotional material, Records and all other forms of audiovisual device for home use or otherwise, and any electronic media, whether interactive or not, including, without limitation, videogames, the Internet, or by any other means, methods or modes now known or later developed; (ii) substitute a new title or titles for Musical Compositions and to make, or license the right to make, any arrangement, adaptation, derivative work, translation, dramatization or transposition of Musical Compositions, in whole or in part, and couple Musical Compositions with any other musical, visual imagery, literary or dramatic material; (iii) secure existing and new copyrights and all registrations thereto, including any and all renewals and extensions of copyright under any present or future laws, and any and all other rights, claims and demands (to the extent the party granting the rights described herein has any such rights, claims or demands) that any artist, producer or other copyright holder now has or to which they might be entitled or that hereafter they could or might secure with respect thereto if these presents had not been made, and to have and to hold the same with respect to Musical Compositions, absolutely and forever throughout the world in perpetuity; (iv) make, or license the right to make, Records, sound tracks, pressings, and all other mechanical, electrical or other reproductions of Musical Compositions, in whole or in part, in any form or manner, including the right to synchronize the same in timed relation with Records (including, but not limited to sound motion pictures, television, home videos and other media now known or later developed) and the right to copy, manufacture, reproduce, advertise, license, publish, distribute, sell or otherwise use and exploit Musical Compositions, and all reproductions thereof, for any and all purposes and by any and means, method or mode now or later developed, including, but not limited to, over-the-air broadcasting, terrestrial broadcasting, webcasting, podcasting, television and all other transmission or distribution means, methods or modes now known or later developed; (v) print, publish, display and sell sheet music orchestrations, arrangements and other editions of Musical Compositions in all forms, including, but not limited to, the right to include any and all Musical Compositions in song folios and lyric magazines with or without music, and the right to license others to include, any and all Musical Compositions in song folios and lyric magazines with or without music; and (vi) any and all other rights of every and any nature now or hereafter existing under and by virtue of any common law rights and any copyrights (and renewals and extensions thereof) in any and all Musical Compositions.

1.28    “Music Rights” means, with respect to each Picture, the right to license, record, copy and/or reproduce musical compositions for use in synchronization or timed relation with the visual component of the Picture.

1.29           “MVL Granted Rights” means: (A) (i) the Publishing Rights, (ii) the Literary Publishing Rights, (iii) the Music Publishing Rights in and to the Musical Compositions embodied in a Soundtrack, (iv) the Soundtrack Recording Rights (and the right to receive Statutory Copyright Revenues associated therewith), (v) the Marketing Rights, on a non-exclusive basis, (vi) the right to use and exploit in any manner now known or hereafter devised for any purpose, in whole or in part, the Literary Material or the Picture, subject to the Rights, (vii) exclusive, worldwide, transferable (including sublicenseable), irrevocable, fully paid-up and perpetual right and license to exploit any New Characters in any manner now known or hereafter devised, including without limitation, the right to make Derivative Works based on the New Characters, subject to the Rights, provided however, to the extent a New Character is an enhancement or modification to an existing Subsidiary Character or Minor Character, MRI shall have the right to use such New Character in any manner without restriction, including without limitation any restriction imposed by the Rights, (viii) all right, title and interest in and to the Merchandising Rights on an exclusive, worldwide, perpetual, transferable (including sublicenseable), fully paid-up basis to the extent and if for any reason the Merchandising Rights are not determined to be Reserved Rights and (ix) all right, title and interest in and to the Publishing Rights on an exclusive, worldwide, perpetual, transferable (including sublicenseable), fully paid-up basis to the extent and if for any reason the Publishing Rights are not determined to be Reserved Rights; and (B) the exclusive, transferable (including sublicensable), perpetual, irrevocable, fully paid-up, worldwide right and license to use in any manner and for any purpose, including without limitation, the right to modify, alter, edit, add to, subtract from, or combine any Picture-Related Item or Picture-Related Element or other elements or material from the Picture, including without limitation, in connection with or as part of the rights set forth in clause (A) of this Section 1.29, or in connection with or as part of the Reserved Rights (as defined in Section 5 below), including without limitation, the Merchandising Rights and the Publishing Rights or in any other manner. The rights set forth in this Section 1.29 further include without limitation the exclusive, transferable, perpetual, irrevocable worldwide right and license to market, promote, advertise, exploit, sell, license, sublicense, distribute, subdistribute, alter, modify, edit, use and create derivative works based on or using the rights set forth herein, the right to bring any claims or causes of action in MRI’s name or in the name of MVL and to retain any sums received in connection therewith in connection with the rights granted to or reserved for MRI in this Agreement, and with respect to the Music Publishing Rights to register the Musical Compositions with any performing rights organizations.

1.30    “New Characters” means all new characters and all enhancements to pre-existing Main Characters, Subsidiary Characters or Minor Characters and all other items or properties of any description created by or for MVL, or which otherwise first appear in a Picture or Derivative Work produced or created by or for MVL or in connection with the marketing, distribution and/or exploitation of any such Picture or Derivative Work or the exercise by MVL of any of its Rights.

1.31           “P&A Cost and Expense” shall have the meaning set forth in the Master Agreement.

1.32           “Picture” means a first-class live action (which may include CGI) or animated (which may include CGI) motion picture produced in the English language with a running time (excluding credits) of at least 86 minutes and no longer than 150 minutes intended to be and which shall be initially released and exhibited through Theatrical Distribution in movie theatres in the United States (or simultaneously around the world) based on either: (i) an individual Main Character (or the Subsidiary Characters applicable to that Main Character subject to the restrictions set forth in Section 3.2.2 below) or (ii) an individual Character Title, which qualifies for an MPAA rating no more restrictive than “PG-13” (or the equivalent thereof if such rating no longer exists) and which has a Direct Negative Cost of not less than $50 Million and not more than $165 Million (the “Maximum Budget”); provided, however, the Maximum Budget amount may be increased with the prior written consent of the Control Party.

1.33           “Picture-Related” or “Picture-Related Item” means any merchandise, product, service, element or other item of any nature relating to the Property with respect to which either the item itself, or its packaging (or “hang-tags”) or its marketing or promotional materials, explicitly references a Picture (e.g., “Now a major motion picture”) or contains, uses or incorporates any distinguishable element, artwork, design, logo or other material, whether physical or digital, tangible or intangible, which first appears in a Picture or is created by or for MVL in connection with any Picture or Literary Material or the marketing or co-promotion thereof, including without limitation, any New Character(s) or the name or likeness of any actor or other creative element performing services in connection with any Picture (a “Picture-Related Element”), irrespective of whether such Picture-Related Element is combined with other elements or images which are newly created or are taken from the Property or other sources.

1.34	“Property” shall have the meaning set forth in the MCI Assignment Agreement.
1.35	“Premiums” shall have the meaning set forth in Section 8.

1.36           “Publishing Rights” means, in addition to such related rights included in the Merchandising Rights, all publishing rights (whether in digital or print form) with respect to each Picture, the Property and Literary Material including without limitation the right to create anthologies, series of books, novels, “how to” books, guide books, fictional or non-fictional books based on all or part of the Picture, Property or Literary Material in hard cover or soft cover and the right to make text with or without supplemental pictures, images or artwork or comic books (consisting of text and pictures, images or artwork) based on each Picture, the Property and/or Literary Material and the right to make any of the foregoing available to a reader by means of a digital or electronic delivery system (e.g., by means of CD-ROM, DVD or the Internet), whether or not the foregoing includes characters in motion accompanying such text, and the right to use continuous or intermittent music in connection with the foregoing in its sole discretion, in each such case, other than as limited by the Distribution Rights granted to MVL hereunder.

1.37    “Records” means all forms of reproductions and phonograph records now known or later developed, including all material objects, recordings of all type, virtual files, and products and devices of every kind and character in which sound or sound accompanied by visual images are fixed by any method now know or later developed and from which sound or sound accompanied by visual images can be recorded and later perceived, reproduced, transmitted, downloaded or otherwise communicated to listeners, either directly or with the aid of a machine or device now known or later developed, including via radio, television, film, the Internet or any other manner of medium.

1.38	“Reserved Rights” has the meaning set forth in Section 5.
1.39	“Rights” has the meaning set forth in Section 3.1.

1.40           “Soundtrack” means all Records manufactured or otherwise derived, in whole or in part (including using Musical Compositions from non-Picture sources), from any Musical Composition utilized in the Picture or from a re-recording, re-arrangement, adaptation, translation, derivative work or modified version of any Musical Composition utilized in the Picture, including without limitation, in whole or in part, any and all Musical Compositions and Records created by or for MVL.

1.41           “Soundtrack Recording Rights” means the right to: (i) manufacture, reproduce, display, distribute, download, transmit or otherwise deliver; (ii) sell, license, lease, rent, release, import, export, transfer, convey, advertise, promote, publicize, market, or otherwise deal in, dispose or exploit, under any trademark, trade name and/or label, or refrain from such dealings; (iii) adapt, create derivative works of, couple and otherwise use; (iv) prepare Ephemeral Recordings of; (v) publicly and privately perform, or license the right to publicly and privately perform, in any manner and in any and all media now known or later developed, including, without limitation, all forms of theatrical and non-theatrical exhibition, free, pay, subscription, toll and basic origination television and radio whether programming is transmitted by over-the-air broadcast, terrestrial broadcast, microwave, cable, closed circuit or direct broadcast satellite, so-called podcast, use in trailers, advertisements, and promotional material thereof, Records and all other forms of audiovisual device for home use or otherwise, and any electronic media whether linear or not, and any interactive uses including, without limitation, the Internet, or by any other means, methods or modes now known or later developed; and (vi) secure existing and new copyrights and all registrations thereto, including any and all renewals and extensions of copyright under any present or future laws, and any and all other rights, claims and demands that any writer, composer, producer or other copyright holder now has or to which they might be entitled or that hereafter they could or might secure with respect thereto if these presents had not been made, and to have and to hold the same with respect to all Records manufactured or otherwise derived, in whole or in part, from the Soundtrack, absolutely and forever throughout the world in perpetuity.

1.42	“Sponsorship Rights” has the meaning set forth in Section 8.

1.43           “Statutory Copyright Revenue Rights” means the right to collect Statutory Copyright Revenues, and the right to collect or to arrange for the collection of Statutory Copyright Revenues resulting from the secondary transmission or re-transmission of each Picture, by any means now known or hereafter devised.

1.44           “Statutory Copyright Revenues” means, with respect to each Picture, all royalties, fees and other revenues which are entitled to be collected by reason of any statute, governmental regulation or operation of law, based upon or in connection with, in whole or in part, or directly or indirectly, any exercise of the Distribution Rights in and to the Picture.

1.45           “Subsidiary Characters” shall have the meaning set forth in the MCI Assignment Agreement.

1.46           “Theatrical Distribution” shall have the meaning set forth in the Master Agreement.

2.            CONDITION PRECEDENT. All of the rights and obligations of MRI and MVL contained herein are expressly conditioned on and subject to the satisfaction, in the reasonable opinion of MRI, of the full execution of the MCI Assignment Agreement with respect to all right, title and interest of every kind and nature in and to the Marvel Characters and the Character Titles and all right, title, interest and obligations in and to the MCI Agreements (as defined in the MCI Assignment Agreement) (the “Condition Precedent”).

3.	MRI - MVL GRANT OF RIGHTS.

3.1             Grant of Rights. Subject to satisfaction or waiver of the Condition Precedent set forth in Section 2 above and further subject to the terms and conditions of this Agreement, MRI hereby grants to MVL the following rights (collectively, the “Rights”):

3.1.1      The exclusive, worldwide, transferable (including without limitation sublicenseable), irrevocable and perpetual right to produce the Pictures (each of which shall initially be released through Theatrical Distribution), and sequels, prequels to and remakes of the Pictures (the “Production Rights”);

3.1.2      The Music Rights, on an exclusive, worldwide, transferable (including without limitation sublicenseable), irrevocable and perpetual basis;

3.1.3      The Distribution Rights, on an exclusive, worldwide, transferable (including without limitation sublicenseable), irrevocable and perpetual basis;

3.1.4      The Co-Promotion/Commercial Tie-In Rights during the Co-Promotion/Commercial Tie-In Period on an exclusive, worldwide, irrevocable, transferable (including without limitation sublicenseable), basis subject to the terms of Section 8;

3.1.5      The Marketing Rights, on a non-exclusive, worldwide, transferable (including without limitation sublicenseable), irrevocable and perpetual basis;

3.1.6The Statutory Copyright Revenue Rights with respect to the Rights (as opposed to the MVL Granted Rights) (e.g., Statutory Copyright Revenues associated with Music Publishing Rights shall be retained by MRI as part of the MVL Granted Rights), on an exclusive, worldwide, transferable (including without limitation sublicenseable), irrevocable and perpetual basis;

3.1.7      The exclusive right, in connection with the exercise of the Rights granted pursuant to Sections 3.1.1 through 3.1.5 above and subject to the limitations set forth in Section 3.2 below, to use the name of a Main Character, Subsidiary Character, Minor Character, and Character Title, as applicable, in or in connection with a Picture based upon such Main Character, Subsidiary Character, Minor Character or Character Title, as applicable, it being acknowledged by MVL that such right is exclusive only as to the Pictures and that MRI retains such right in all other circumstances; and

3.1.8      The non-exclusive right, subject to Section 14.5 below to use the “Marvel” name and logo in or in connection with each of the forgoing rights specified in this Section 3.1.

No rights set forth in Sections 3.1.1 and 3.1.8 may be transferred, licensed, sublicensed or otherwise conveyed, granted to, or exercised by, a Competitor (as defined in the Master Agreement). MVL may only exercise the rights granted in this Section 3.1 in a manner consistent with the terms hereof.

3.2	Grant of Rights Limitations.

3.2.1      Title Limitations. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, MVL shall only have the right to use the name of a Main Character, Subsidiary Character or Character Title, as applicable, as or as part of the title of a Picture which is based upon such Main Character, Subsidiary Character or Character Title (e.g., the “Captain America” name may only be used in or in connection with a Picture based upon “Captain America”). Further, MVL shall not have the right to: (i) use the name of a Main Character or Subsidiary Character as or as part of the title of a Picture which is based upon a Character Title (e.g., the “Captain America” name may not be used as or as a part of the title of a Picture based upon the “Avengers;” provided, however, that for the purpose of clarity such name may be used in or in connection with such Picture, but not in the title, if the “Captain America” character appears in such Picture); or (ii) use a Character Title as or as part of the title of a Picture which is based upon a Main Character (e.g., “Avengers” may not be used as or as a part of the title of a Picture based upon “Captain America” provided, however, that such limitation shall not apply if the Picture is based upon the “Avengers” and the “Captain America” character is a member of an ensemble cast appearing in such Picture). Without the prior written consent of MRI, each Main Character or Character Title may only be used in or in connection with a Picture based upon such Main Character or Character Title, as applicable; provided, however, that the Main Characters listed on Schedule 3.2.1 may be used in connection with a Picture based on the applicable Character Title (e.g., “Captain America” may only be used in or in connection with a Picture based upon “Captain America” or in a Picture in which “Captain America” is a member of an ensemble cast of the “Avengers” and may not be used in a Picture based upon, for example, “Doctor Strange”).

3.2.2      Subsidiary Character and Minor Character Limitations. MVL’s right to use the Minor Characters in or in connection with a Picture pursuant to the exercise of the grant of

Rights set forth in Section 3.1 above shall be at all times and instances non-exclusive. Further, and for the avoidance of doubt, no rights in or to the character “Rama-Tut” as an alias of the Subsidiary Character “Kang” are granted by this Agreement. Further, no Minor Character may be used in the title of a Picture or be the principal character of a Picture, and each Subsidiary Character or Minor Character may only be used in or in connection with a Picture based upon the Main Character or Character Title, as applicable, associated with the Subsidiary Character or Minor Character (e.g., “Red Skull” may only be used in or in connection with a Picture based upon “Captain America” and may not be used in a Picture based upon “Doctor Strange” or in a Picture in which “Captain America” is a member of an ensemble cast such as the “Avengers”); provided however, if a Subsidiary Character has appeared in a Picture, then thereafter, such Subsidiary Character may be the principal character in a Picture based on such Subsidiary Character (e.g., if Red Skull has appeared in Captain America, Red Skull may then be the principal character in a movie about Red Skull). The preceding restrictions are of specific importance and are conditions of the grant of Rights set forth in Section 3.1.

3.2.3New Characters. The restrictions set forth in Section 3.2.2 shall not apply to New Characters.

4.            MVL - MRI GRANT OF RIGHTS. Subject to satisfaction or waiver of the Condition Precedent set forth in Section 2 above, in consideration of MRI’s grant of rights to MVL as set forth above and for other consideration the receipt and sufficiency of which is hereby acknowledged, MVL hereby grants, conveys and transfers to MRI, and MRI hereby accepts, a worldwide, exclusive (other than the Marketing Rights which are non-exclusive), transferable, irrevocable, fully-paid up and perpetual right and license to the MVL Granted Rights. It is the intention of the parties that the Merchandising Rights and Publishing Rights be Reserved Rights. If for any reason whatsoever all or part of the Merchandising Rights or all or part of the Publishing Rights are deemed not to be Reserved Rights, then the grant of rights set forth in this Section 4 shall automatically be deemed to include and shall and does include a grant to MRI of the Merchandising Rights and or Publishing Rights on an exclusive, perpetual, irrevocable, transferable, sub-licenseable, worldwide, royalty free, fully paid up basis and which grant shall be deemed by the parties to be part of the MVL Granted Rights. The MVL Granted Rights include all rights to any of such rights that may be hereafter created, acquired or licensed-in by MVL.

5.            MRI’S RESERVED RIGHTS. Notwithstanding anything to the contrary set forth in this Agreement, MRI hereby reserves all rights of any kind and nature (including, without limitation, with respect to each Picture, Property, Literary Material or other item, right or material) not expressly granted to MVL pursuant to Section 3.1 hereof, including without limitation (collectively the “Reserved Rights”):

5.1	The Merchandising Rights;
5.2	Publishing Rights;

5.3         The exclusive, perpetual, irrevocable, transferable (including without limitation sublicenseable), worldwide right to produce, distribute and otherwise exploit any audio-visual work (or audio or visual), either live action or animated, of any length, or cause any of the foregoing to occur, which is produced for initial exploitation by any means other than Theatrical Distribution, including without limitation direct sales to the home market or the Internet;

5.4   The exclusive, perpetual, irrevocable, transferable (including without limitation sublicenseable), worldwide right to produce, distribute and otherwise exploit or cause any of the foregoing to occur television programs, whether live action or animated, including without limitation, movie of the week, mini-series, long form, and episodic television programs which are intended for initial exploitation by means of television;

5.5         The exclusive, perpetual, irrevocable, transferable (including without limitation sublicenseable), worldwide right to license, construct and operate theme park attractions (including any and all location-based attractions and outdoor amphitheater shows), restaurants and arena shows (including ice shows and other touring shows);

5.6         The exclusive, perpetual, irrevocable, transferable (including without limitation sublicenseable), worldwide right to produce or authorize live stage productions. Notwithstanding the foregoing, no live stage show may be recorded and/or transmitted for Theatrical Distribution.

5.7         The exclusive, perpetual, irrevocable, transferable (including without limitation sublicenseable), worldwide right to broadcast by means of radio, audio-only programs; provided, however, that the foregoing shall not limit MVL’s right to advertise and promote each Picture by means of radio;

5.8         The right to conduct co-promotions and/or commercial tie-ins with respect to the Property that do not include the Picture on a perpetual, irrevocable, transferable (including without limitation sublicenseable), worldwide basis;

5.9         MRI Family Co-Promotions/Commercial Tie-Ins, on a perpetual, irrevocable, transferable (including without limitation sublicenseable), worldwide basis;

5.10      With respect to the Reserved Rights, the right to market, advertise and promote any or all of such Reserved Rights by any means, manner or medium now known or hereafter devised and the right to cause any of the foregoing Reserved Rights to occur.

6.	SOUNDTRACK ROYALTY / MUSIC PUBLISHING ROYALTY.

6.1         Subject to (a) the effective grant of the applicable rights pursuant to Section 4 (i.e., provided MVL has or acquires the Music Publishing Rights with respect to a Musical Composition to grant to MRI) or if MRI owns the Music Publishing Rights as a result of an agreement with MVL or the applicable production services company to create such Musical Composition and such agreement grants ownership of the Music Publishing Rights to MRI; and (b) the terms of this Agreement, MRI agrees to pay or cause to be paid to MVL the Music Publishing Royalty set forth on Exhibit C attached hereto.

6.2         Subject to (a) the effective grant of the applicable rights pursuant to Section 4 (i.e., provided MVL has or acquires the Soundtrack Recording Rights to grant to MRI) or if MRI owns the Soundtrack Recording Rights as a result of an agreement with MVL or applicable production services company to create a Soundtrack for a Picture and such agreement grants ownership of the Soundtrack to MRI; and (b) the terms of this Agreement, MRI agrees to pay or cause to be paid to MVL the Soundtrack Royalty set forth on Exhibit D attached hereto.

7.      SERVICES FEE AND BACKEND PARTICIPATION. Following an Event of Default (as defined in the Credit Agreement), if a Picture is produced and MSI or its designee or assignee is not receiving its Affiliate Producer Fee (as defined in the Master Agreement) then MRI or its designee or assignee shall receive for each such Picture a fixed service fee of US$750,000 (“Fixed Services Fee”) and Two and One-Half Percent (2.5%) of One Hundred Percent (100%) of the aggregate of Gross Receipts and Co-Financing Amounts (both as defined in the Master Agreement) derived from the exploitation of each Picture (“Back-End Services Fee”). No Back-End Services Fee shall be paid to MRI or its designee or assignee with respect to a Picture until the Participations (as defined in the Master Agreement) otherwise payable to MSI or its designee or assignee for said Picture equals the Fixed Services Fee. The Fixed Services Fee shall be payable pursuant to the payment schedule for the Fixed Producer Fee set forth in the Master Agreement.

8.            CO-PROMOTION/COMMERCIAL TIE-IN RIGHTS. MVL shall not enter into any Co-Promotion/Commercial Tie-In with a theme park without MRI’s prior written approval, such approval not to be unreasonably withheld or delayed; provided, however, that MVL shall be entitled to withhold its consent in its sole discretion due to any conflict with that certain theme park licensing agreement dated as of March 22, 1994 between MCA Inc. (“MCA”) and Marvel Entertainment Group, Inc., as amended (“MCA Agreement”), or any other existing agreement pertaining to theme parks. With respect to the use of “Premiums” (Premiums to be defined as a giveaway, merchandise or other promotional item used by or in connection with Tie-In Partners (e.g., a “Captain America” action figure, cup or t-shirt distributed with children’s’ meals at a fast food restaurant), MRI shall have the right to approve all Premiums which approval may be withheld for any reason or no reason. MVL shall fully consult with MRI regarding, and give good faith consideration to, conducting Co-Promotions/Commercial Tie-Ins with MRI’s pre-existing promotional partners. MVL shall not at any time enter into any Co-Promotion/Commercial Tie-In agreement, which includes exclusivity provisions or other terms, which would restrict MRI’s right to conduct or exercise its Merchandising Rights. Notwithstanding anything contained in this Agreement to the contrary, MRI shall at all times be permitted to conduct MRI Family Co-Promotions/Commercial Tie-Ins. MRI shall have the right, at all times, to conduct co-promotions/commercial tie-ins which do not relate to any Picture. For the purpose of clarity, MRI’s exercise of its Reserved Rights and/or the MVL Granted Rights shall not at any time and in any manner whatsoever be deemed to conflict with MVL’s Co-Promotions/Commercial Tie-In Rights. Further, the exploitation by MCA of its rights pursuant to the MCA Agreement shall not at any time and in any manner whatsoever be deemed to conflict with MVL’s Co-Promotion/Commercial Tie-In Rights. For the avoidance of doubt, MVL’s Co-Promotions/Commercial Tie-In Rights shall not include “Sponsorship Rights” in any manner or respect. Sponsorship Rights are defined as a promotional arrangement between MRI (or a third party which has been authorized by MRI) to conduct a live event and a company, which desires to associate its products or its brand with such live event; provided, however, that Sponsorship Rights shall not preclude MVL from holding a premiere party for the Picture. MRI shall have the right to conduct Co-Promotions/Commercial Tie-In following the expiration of the Co-Promotion/Commercial Tie-In Period.

9.            CONSULTATION/APPROVAL. MRI shall have the following consultation and approval rights with respect to MVL’s exercise of the Rights in connection with each Picture:

9.1         Consultation Rights. MRI shall have a right of full and meaningful creative consultation with respect to each of the following (“Consultation Rights”): (i) all key creative elements, personnel and facilities (e.g., budgets, writers, producers, key crew members, principal visual effects vendor, principal post-production facility); (ii) the worldwide marketing budgets, plans and release schedules, and all other key creative marketing aspects of each Picture, including without limitation, all images, one sheets, billboards, trailers, packaging for Video Items, newspaper ads and television ads. MRI shall exercise the Consultation Rights in a reasonable manner and not so as to frustrate the full and timely development, production and/or exploitation of each Picture. For the avoidance of doubt, “consultation” shall mean MVL ensuring in advance and in good faith that MRI has the opportunity to participate in connection with the above referenced Consultation Rights.

9.2   Approval Rights. MRI shall have the right to approve (“Approval Rights”): (i) the story or other “first” writing step (including the basic setting); (ii) each draft of the screenplay, including without limitation, the final screenplay; (iii) the powers, costumes, key animation design (if applicable) and “look” of each Main Character, Subsidiary Character, Minor Character and Character Title and any other element not expressly set forth in order to ensure the consistency thereof to the Marvel Handbook or such other source reference material identified by MRI to MVL in writing prior to the commencement of development of a Picture for such Character or Character Title (“Character Integrity”); (iv) the advertising and marketing materials in order to ensure Character Integrity; (v) the creation and use of New Characters, including each New Character’s powers, origin story, costume, key animation design (if applicable) and “look” (vi) the director; (vii) the principal cast members; (viii) the use of any Trademark (as defined in the MCI Assignment Agreement); (ix) the exercise of the Co-Promotion/Commercial Tie-In Rights as set forth in Section 8 above; and (x) edits, dubs, subtitles and other alterations to the Completed Film (as defined in the Master Agreement) made in connection with the marketing, distribution or exploitation of such Completed Film solely in order to ensure Character Integrity.

9.3         Post Event of Default Creative Approval Rights. From and after an Event of Default and following foreclosure on the Collateral (as such terms are defined in the Credit Agreement), MRI shall not have any of its rights set forth in Sections 9.1 and 9.2 above, but shall instead have the Approval Rights set forth in this Section 9.3, which rights shall be limited to MRI’s right to approve: (i) the story or other “first” writing step (including the basic setting) solely in order to ensure Character Integrity; (ii) each draft of the screenplay, including without limitation, the final screenplay solely in order to ensure Character Integrity; (iii) the powers, costumes, key animation design (if applicable) and “look” of each Main Character, Subsidiary Character, Minor Character and Character Title and any other element not expressly set forth solely in order to ensure Character Integrity; (iv) the advertising and marketing materials solely in order to ensure Character Integrity; (v) the creation and use of New Characters, including each New Character’s powers, origin story, costume, key animation design (if applicable) and “look” solely in order to ensure Character Integrity; (vi) the principal cast members solely in order to ensure Character Integrity; (vii) in addition to the approval rights set forth in Section 9.2 above, the exercise of the Co-Promotion/Commercial Tie-In Rights as set forth in Section 8 above solely in order to ensure Character Integrity, and (viii) edits, dubs, subtitles and other alterations to the Completed Film made in connection with the marketing, distribution or exploitation of such Completed Film solely in order to ensure Character Integrity. Notwithstanding anything to the contrary set forth herein, if for whatever reason this Section 9.3 is not enforceable or otherwise not recognized as a result of the bankruptcy of MVL, MVL and MRI agree that Section 9.2 shall control.

9.4   Approval Procedures. The following procedures shall apply with respect to MRI’s Approval Rights in connection with the approvable elements set forth in Section 9.2 or Section 9.3 above, as applicable (the “Approvable Elements”):

9.4.1     Initial Approval or Disapproval. MVL shall, during the development or production of a Picture, or in the case of the Co-Promotion/Commercial Tie-In Rights set forth in Section 8 after production of a Picture, submit to MRI stories, screenplays, special effects tests, storyboards, dailies and other materials in which Approvable Elements are depicted or contained (“Submitted Materials”). If any such Submitted Materials are disapproved by MRI, MRI shall within the applicable Approval Period (as defined below) inform MVL in writing (“Disapproval Notice”), stating with specificity: (i) whether any Approvable Element is disapproved; (ii) the reason for any such disapproval; and (iii) any modifications which would render the submitted Approvable Element acceptable to MRI.

9.4.2     Changed Approvable Elements. Any Approvable Elements depicted or contained in the Submitted Materials to which MRI does not object to in writing during the Approval Period shall be deemed to be approved by MRI. Once MRI approves, or is deemed to have approved, any Approvable Element contained or depicted in Submitted Materials, MRI shall not have any further approval rights regarding such Approvable Elements, unless the depiction of such Approvable Elements in materials subsequently prepared by MVL deviates from the depiction thereof which was approved or deemed approved by MRI (“Changed Approvable Element”). If MRI contends that any materials prepared by MVL contain a Changed Approvable Element to which MRI objects, then within the applicable Approval Period following MRI’s first receipt or viewing of the material containing the Changed Approvable Element, MRI will provide MVL with a written Disapproval Notice stating with specificity: (i) the nature of the applicable Approvable Element; (ii) a description of the alteration of such Approvable Element from the version theretofore approved or deemed approved by MRI; (iii) the manner in which such Approvable Element is not acceptable; and (iv) any modifications which would render the Approvable Element acceptable to MRI. Any Changed Approvable Element to which MRI does not deliver a Disapproval Notice to MVL within the applicable Approval Period following MVL’s first receipt or viewing of the material containing the Changed Approvable Element shall be deemed to be approved by MRI. MRI shall not have any further approval rights regarding such Approvable Element unless there is a further change to such Approvable Element from the Changed Approvable Element which was approved or deemed approved by MRI, in which event the procedure set forth in this Section 9.4.2 shall be repeated. Any Approvable Element or Changed Approvable Element depicted or contained in the Submitted Materials to which Marvel duly objects in writing during the applicable Approval Period shall be deemed to be a “Disapproved Element.”

9.4.3    Approval Periods. The “Approval Period” shall mean the following periods, as applicable:

9.4.3.1 For anything in writing (e.g., the story, treatment, drafts of the screenplay or final screenplay), ten (10) business days after MRI’s receipt of the applicable materials; provided, that if MRI does not respond within the applicable time period, MVL shall provide MRI with written notice that MVL has not received a response from MRI and MRI shall then have three (3) business days (reduced to twenty-four (24) hours during active principal photography) after MRI’s receipt of such written notice to respond.

9.4.3.2 For all other Approvable Elements, ten (10) business days (reduced to two (2) business days during active principal photography) after MRI’s receipt of the applicable materials; provided, that if MRI does not respond within the applicable time period, MVL shall provide MRI with written notice that MVL has not received a response from MRI and MRI shall then have three (3) business days (reduced to twenty-four (24) hours during active principal photography) after MRI’s receipt of such written notice to respond.

9.5         MVL Licensees. MVL shall contractually obligate each third party authorized by MVL to exercise all or any part of the Rights to comply with the Approval Rights, including without limitation, those regarding Character Integrity.

9.6         Arbitration. Any and all disputes between MRI and MVL relating to the Approval Rights (including, without limitation, any dispute as to whether: (i) an Approvable Element materially deviates from the Marvel Handbook, (ii) whether a change in any previously approved Approvable Element constitutes a Changed Approvable Element; (iii) whether MRI has approved, or been deemed to have approved, an Approvable Element or Changed Approvable Element and/or (iv) whether MVL has removed Disapproved Elements shall be determined by arbitration pursuant to Section 19 below. MVL shall not utilize in any Picture any Approvable Element or Changed Approvable Element which MRI and MVL agree is a Disapproved Element, or, if MVL and MRI do not agree, which has been finally determined by the Arbitrator (as defined below), by clear and convincing evidence, to be a Disapproved Element (i.e., which the Arbitrator finds to have been timely disapproved and not to have been approved, or deemed approved, by MRI).

10.         PRODUCTION SPECIFICATIONS. In addition to the specifications contained in the definition of “Picture” in Section 1 hereof, each Picture produced and completed by MVL shall conform to the following production specifications:

10.1       Below the Line. The below-the-line production budget of each Picture shall not be less than the entertainment industry average for major theatrical motion pictures released during the prime summer or prime holiday release windows (i.e., a summer event or holiday event movie) unless otherwise agreed in advance by MRI; and

10.2       Approvals over Third Party Merchandising Controls. MVL shall have the right to engage approved actors, approved directors and other creative talent in connection with the production of each Picture on such terms and conditions as MVL deems appropriate in its sole discretion, subject to MRI’s right of approval over the following:

10.2.1   Actor Deals. Any provision of an agreement with an actor pertaining to merchandising rights; and

10.2.2   Director Deals. Any provision of an agreement with a director pertaining to merchandising rights, any approval rights or “cut” rights.

10.2.3   Exercise. In connection with the foregoing, MRI may exercise its Merchandising Rights directly with the talent or their designees.

11.         CREDIT. The credit provisions set forth in this Section 11 may be modified by MRI in its election provided no such modification shall make such credit provision more restrictive:

11.1Stan Lee Executive Producer Credit. MVL shall accord, and shall contractually obligate each third party authorized by MVL to exercise all or any part of the Rights to accord, an executive producer credit to Stan Lee (the “Stan Lee Executive Producer Credit”) as and when required pursuant to the terms set forth on Schedule 11.1 in substantially the form: “Executive Producer: Stan Lee.”

11.2      Logo Credit. MVL shall accord, and shall contractually obligate each third party authorized by MVL to exercise all or any part of the Rights to accord, the following credits in connection with each Picture: (i) Marvel Enterprises, Inc.’s (“MEI”) animated logo (in a form supplied by MCI) shall appear immediately following the Studio Distributor’s (as defined in the Master Agreement) logo credit: (a) on screen, and (b) on the theatrical trailer for each Picture if the animated logo (or freeze frame) of any party appears on such theatrical trailer; and (ii) MEI’s logo in the form of a “bug” supplied by MCI shall appear: (a) below the billing block of all print-medium Paid Ads and theater posters for each Picture, positioned in the lower left corner, and (b) in all print-medium Excluded Ads in which a billing block appears or in which the logo of another party appears. MEI’s logo shall be no smaller or less prominent (e.g., size, duration on screen) than the logo accorded to any other party.

11.3      Exclusions and Exceptions. The Paid Ad credit obligations shall not apply to the following Paid Ads (“Excluded Ads”): group, list, institutional or so-called teaser advertising; special advertising (e.g., announcements of commencement and/or completion of principal photography, advertising regarding box office gross receipts, etc.); announcement advertising; advertising relating primarily to the source material upon which a Picture is based, or to the author, any member of the cast, the director(s), writer(s) or any other personnel involved with the production of the applicable Picture; so-called “award” or “congratulatory” advertisements, including advertisements or announcements relating to consideration or nomination for an award. The following shall not be considered Paid Ads or Excluded Ads for any purpose hereunder: videocassettes, videodiscs and other home video devices and the covers, packages, containers or jackets therefor (“Video Items”) and other advertising not relating primarily to the applicable Picture.

11.4      General Credit Terms. All references to “size” however stated, whether as a percentage or otherwise, shall mean height, width, boldness and thickness of the lettering used in the credit and, if applicable, the duration of the credit on screen. No casual or inadvertent failure of MVL or any failure of any other third party to comply with the credit provisions of this Agreement shall constitute a breach of this Agreement by MVL. In the event of MVL’s failure to comply with any of its credit obligations hereunder, MVL shall, upon receipt of written notice of such failure, use good faith reasonable efforts to correct such failure in Paid Ads and domestic prints for the applicable Picture on a prospective basis only, i.e., those Paid Ads (if any) or domestic prints (if any), prepared after MVL’s receipt of such notice (allowing for adequate time after receipt of notice to implement such correction). All other credit matters shall be determined by MVL in its sole discretion.

12.         PREMIERES. MVL shall, at MRI’s request and at MRI’s cost unless paid for by the Studio Distributor, arrange for a screening of each Picture in Los Angeles and/or New York City for MRI and its customers and licensees with respect to each Picture. In connection with each celebrity premiere, if any, of each Picture, MRI shall be allocated a reasonable number of tickets, taking into account the scope and location of such premieres, but in no event less than twenty-five (25) tickets in each instance. If MVL does not conduct a celebrity premiere of a Picture in New York, MVL shall conduct a charitable screening of the Picture in New York at MRI’s request.

13.   CORPORATE/INSTITUTIONAL USES. MRI shall have the non-exclusive right to use (at MRI’s sole expense) stills and/or clips, not exceeding five (5) minutes in running time, from each Picture and/or from any marketing materials related to each Picture in connection with general company or institutional uses by MRI and/or its affiliates (e.g., trade shows, financial prospectuses, annual reports and/or meetings with shareholders or investment analysts).

14.	INTELLECTUAL PROPERTY.

14.1       Ownership. MVL will be the registered owner of the copyright in and to each Picture and all copyrights and trademarks in and to any New Characters other than a New Character which is part of the Property (i.e., enhancements or modifications to or pertaining to or associated with a Character, Character Title or any elements or portions thereof) which shall be owned by MRI. MVL shall file a short form copyright license with respect to all copyrights licensed or assigned to MVL with respect to Literary Material evidencing its acquisition of the rights in and to the Literary Material.

14.2	Protection of Copyrights and Trademarks.

14.2.1  Generally. Any permitted use of the Property in any form shall be with all notice(s) of copyright and trademark as shall afford to the Main Character, Subsidiary Character, Minor Character, and/or Character Title copyright and trademark protection in the United States and all countries adhering to the Berne Convention, the Pan American Copyright Convention and the Universal Copyright Convention. MVL’s use of the Trademarks as permitted hereunder shall at all times be in a manner so as to protect the goodwill associated with such Trademarks and in a manner (i) consistent with the high quality standards for such Trademarks maintained by MCI and/or MRI, (ii) in accordance with applicable Laws, and (iii) in no event in a manner less than that set forth in the Marvel Handbook. MVL shall require its licensees to be bound by terms no less restrictive than those set forth in this Section 14.2.1 in order to protect the integrity of the Trademarks. MRI will do all acts reasonably necessary to register, preserve and protect all registered Trademarks and pending Trademark applications as of the date hereof which form part of the Property. MRI will do all acts reasonably necessary to prevent the Main Characters, Character Titles and Subsidiary Characters, now in existence, from falling into the public domain. MVL shall secure on each Picture and all marketing, advertising and promotion material for each Picture the appropriate copyright and trademark notifications with respect to the Property.

14.2.2   Control of Prosecution and Maintenance. MRI shall control all applications for, prosecution of, maintenance of, and payment of prosecution and maintenance fees on all registered copyrights and trademarks in and to the Property except for the copyright in and to the Pictures, and shall retain control of and authority governing all decisions pertaining to such applications, prosecution and maintenance, including but not limited to the preparation and filing of applications, responses to office actions, maintenance applications and supporting documents, payment of issue fees, prosecution fees, maintenance fees, or annuities, and abandonment of applications or registrations except as otherwise provided hereunder. MVL shall reasonably cooperate with MRI, at MVL’s expense, in the application for, prosecution of and maintenance of all such copyrights and trademarks, such cooperation including but not limited to the prompt execution of any documents reasonably required by MRI in the course of such application, prosecution or maintenance.

14.2.3	Failure to Maintain.

(a)          In the event that MRI decides to abandon or not renew, or fails to pay fees for, or otherwise fails to continue to prosecute or maintain a copyright or trademark registration or application existing as of the date hereof that is pertinent to the Rights, and in any case prior to allowing any such copyright or trademark registration or application in any country or territory to lapse or otherwise become abandoned, MRI shall first and before allowing any such item to become prejudiced obtain the advice and consent of MVL, and subject to any licenses that MRI has granted to any third party, shall offer to allow MVL to assume the prosecution and/or maintenance of such registration or application under MRI’s or any of its licensees’ names. If MRI fails to perform its obligations under this Section 14.2.3, then MVL may perform such obligations on MRI’s behalf, pursuant to the power of attorney granted to MVL under Section 14.4.1 below.

(b)          If MVL assumes control of any prosecution or maintenance on behalf of MRI under this Section, MVL may deduct its costs and expenses in connection therewith from any amounts otherwise owed to MRI hereunder. In the event that MVL decides to abandon or not renew, or fails to pay fees for, or otherwise fails to continue to prosecute or maintain, a copyright or Trademark registration or application existing as of the date hereof that is pertinent to the MVL Granted Rights, and in any case prior to allowing any such copyright or trademark registration or application in any country or territory to lapse or otherwise become abandoned, MVL shall first and before allowing any such item to become prejudiced obtain the advice and consent of MRI and shall offer to allow MRI to assume the prosecution and/or maintenance of such registration or application under MVL’s name. If MVL fails to perform its obligations under this Section 14.2.3, then MRI may perform such obligations on MVL’s behalf, pursuant to the power of attorney granted to MRI under Section 14.4.2 below. If MRI assumes control of any prosecution or maintenance on behalf of MRI under this Section, MRI may deduct its costs and expenses in connection therewith from any amounts otherwise owed to MVL hereunder.

14.3	Enforcement of Rights.

14.3.1   MVL.  MVL shall have the right to enforce its rights and remedies with respect to the Rights. In MVL’s sole judgment, MVL may join MRI as a party plaintiff or defendant in any action or proceeding relating to the Rights, and MRI agrees not to contest any such action by MVL. All damages, penalties, settlements and profits relating to or arising from any interference with or infringement of any of the Rights (other than in connection with the Marketing Rights) are hereby assigned to MVL and shall be includible in the Gross Receipts of the applicable Picture. Recoveries with respect to the Marketing Rights shall be divided equally between MRI and MVL after deducting all costs directly associated with securing such recovery. MRI shall reasonably cooperate with MVL, at MVL’s expense, in connection with any suit or action threatened or instituted by or against MVL (other than a lawsuit brought by MRI) relating to any Rights. MVL shall place customary and reasonable copyright and/or trademark notices as directed by MRI on all copies of each Picture or other derivative work (e.g., marketing, advertising or promotional materials) produced hereunder and such copyright and/or trademark notices, if any, as are required under applicable law to protect MRI’s rights in the Property on all Paid Ads, Co-

Promotion items or other materials issued to the general public by or under the control of MVL in connection with any such Picture or permitted derivative work. MVL shall notify its co-promotion partners, licensees and sub-distributors of any notices which are required to be accorded pursuant to the foregoing and shall obtain the compliance of its licensees and sub-distributors with such requirements. In connection with the enforcement and protection of the Rights, if MRI has an obligation to indemnify MVL pursuant to Section 17.1 of this Agreement and if MCI has an obligation to indemnify MRI pursuant to Section 6.1 of the MCI Assignment Agreement and MRI fails to seek such indemnification from MCI after a reasonable period of time following MRI’s receipt of a written request to do so from MVL, MVL may seek such indemnity from MCI on MRI’s behalf, pursuant to the power of attorney granted to MVL pursuant to Section 14.4.1 below.

14.3.2   MRI.    MRI shall have the right to enforce its rights and remedies with respect to the MVL Granted Rights. In MRI’s sole judgment, MRI may join MVL as a party plaintiff or defendant in any action or proceeding relating to the MVL Granted Rights, and MVL agrees not to contest any such action by MRI. All damages, penalties, settlements and profits relating to or arising from any interference with or infringement of any of the MVL Granted Rights are hereby assigned to MRI and shall be retained by MRI. MVL shall reasonably cooperate with MRI, at MRI’s expense, in connection with any suit or action threatened or instituted by or against MRI relating to any MVL Granted Rights.

14.4	Further Documents and Support. Upon the complete signature hereof:

14.4.1   MRI shall execute, acknowledge and deliver to MVL the Short Form Copyright License attached hereto as Exhibit A. MRI agrees to duly execute, acknowledge and deliver, or cause to be duly executed, acknowledged and delivered, to MVL any and all other copyright or other instruments consistent with the terms hereof that may be necessary, proper or expedient in the reasonable opinion of MVL (using its reasonable business judgment) to evidence or record or give constructive notice of MVL’s Rights, or otherwise carry out and effectuate the purposes and intent of this Agreement. MRI also agrees to duly execute, acknowledge and deliver, or cause to be duly executed, acknowledged and delivered, to MVL any and all security instruments (including Mortgages of Copyright, UCC-l’s or other documents of any nature) consistent with the terms hereof. MRI hereby irrevocably nominates, constitutes and appoints MVL as MRI’s true and lawful attorney-in-fact, coupled with an interest, with the right to: (i) execute, acknowledge and file all such instruments and documents consistent herewith that MVL determines to be reasonably necessary to evidence or record or give constructive notice of MVL’s Rights, provided MRI has first had a reasonably opportunity to itself execute such document or instrument; and (ii) file lawsuits or copyright infringement claims or causes of action, including without limitation, piracy claims to protect MVL’s Rights, all as required in MVL’s reasonable, good faith judgment, if MRI fails to execute, acknowledge and deliver any such instruments or documents within ten (10) business days after MVL’s written request.

14.4.2   MVL shall execute, acknowledge and deliver to MRI the MVL Short Form Copyright License attached hereto as Exhibit B. MVL agrees to duly execute, acknowledge and deliver, or cause to be duly executed, acknowledged and delivered, to MRI any and all other copyright or other instruments consistent with the terms hereof that may be necessary, proper or expedient in the reasonable opinion of MRI (using its reasonable business judgment) to evidence or record or give constructive notice of the MVL Granted Rights, or otherwise carry out and effectuate the purposes and intent of this Agreement. MVL also agrees to duly execute, acknowledge and deliver, or cause to be duly executed, acknowledged and delivered to MRI any and all security instruments (including Mortgages of Copyright, UCC-l’s or other documents of any nature) consistent with the terms hereof. MVL hereby irrevocably nominates, constitutes and appoints MRI MVL’s true and lawful attorney-in-fact, coupled with an interest, with the right to: (i) execute, acknowledge and file all such instruments and documents consistent herewith that MRI determines to be reasonably necessary to evidence or record or give constructive notice of the MVL Granted Rights; and (ii) file lawsuits or copyright infringement claims or causes of action, including, without limitation, piracy claims, to protect the MVL Granted Rights, all as required in MRI’s reasonable, good faith judgment, if MVL fails to execute, acknowledge and deliver any such instruments or documents within ten (10) business days after MRI’s written request.

14.5Intellectual Property Notices. MVL shall use appropriate trademark and copyright notices provided by MRI in connection with its exercise of the Rights. MVL shall, if requested by MRI, display the Marvel logo in each instance it uses the “Marvel” name. In no event will MVL use or cause to be used any trademark notice or copyright notice indicating that the Property is owned by any party other than MRI (or its successors in interest). The use of the Marvel name and logo, whether animated or static, shall in each instance be approved in advance in writing by MRI with such approval not to be unreasonably withheld and which approval process shall be governed by the terms of Section 9.4 above.

15.         REPRESENTATIONS, WARRANTIES AND COVENANTS OF MRI. MRI represents, warrants and covenants to MVL as follows, as of the date of this Agreement:

15.1       Valid Existence. MRI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to conduct its business as set forth herein and to grant the rights granted hereunder.

15.2	Authority; No Conflict.

(a)         This Agreement constitutes a legal, valid and binding obligation of MRI, enforceable against MRI in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). MRI has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by MRI of this Agreement and the grant of the Rights hereunder has been authorized by all necessary limited liability company action on the part of MRI.

(b)        The execution, delivery and performance of this Agreement will not directly or indirectly: (i) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement which if any of the foregoing occurred would materially impair the grant of the Rights; (ii) violate any order, writ, judgment, injunction, ruling, award or decree of any Governmental Body (as defined in the MCI Assignment Agreement) binding on MRI; (iii) violate any statute, law or regulation of any jurisdiction governing the Rights; or (iv) result in the cancellation, revocation or suspension of any registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Body which are held by or granted to MRI, the cancellation of which would materially impair the Rights, other than notices, approvals, ratifications, waivers or authorizations that have already been obtained.

(c) MRI will not be required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization from any person or entity (including, without limitation, any Governmental Body) in connection with: (i) the execution and delivery of this Agreement, or (ii) the consummation or performance hereof.

15.3       Except as disclosed in Schedule 3.3(C) to the MCI Assignment Agreement, MRI either (i) owns the Rights free and clear of any Encumbrance (as defined in the MCI Assignment Agreement); or (ii) has the exclusive, perpetual, royalty-free right to use, license and transfer the Rights on the terms set forth herein.

15.4       Except as disclosed in Schedule 3.3(C) to the MCI Assignment Agreement, (i) all registrations for Copyrights, Trademarks and Domain Names identified in Schedule 3.3(A) of the MCI Assignment Agreement are valid and in force, and all applications to register any Copyrights, Trademarks or Domain Names so identified are pending and in good standing, all to the best of MRI’s knowledge without challenge of any kind; (ii) to the best of MRI’s knowledge, the Copyright and Trademark registrations set forth on Schedule 3.3(A) of the MCI Assignment Agreement have not been cancelled or abandoned and are valid and enforceable; and (iii) neither MRI nor any of its Affiliates (as defined in Section 21 below) is in breach of any agreement relating to the Property which would materially adversely affect the Rights.

15.5       Except as set forth in Schedule 3.3(C) of the MCI Assignment Agreement: (i) no infringement or misappropriation of any of the Property has occurred that would reasonably be likely to materially impair the Rights; (ii) no claim of any infringement, misappropriation, or violation of any Property has been made or asserted that would reasonably be likely to materially impair the Rights; (iii) no claims, lawsuits or proceedings are pending or, to the knowledge of MRI, threatened that challenge the validity, ownership or use of any of the Property which would be reasonably likely to materially impair the grant of the Rights; and (iv) MRI has not received any notice of any filing of any termination of any Copyright. MVL acknowledges and agrees that the mere assertion by a third party of any claim referenced above (whether or not such claim is asserted in connection with litigation) shall not constitute a breach by MRI of this Section 15.5.

15.6       Except as disclosed in Schedule 3.3(C) of the MCI Assignment Agreement, all authors, creators, employees, agents, consultants or contractors who have contributed to or participated in the creation or development of the Property: (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement or other documentation under which MCI (or any such predecessor-in-interest) is deemed, acknowledged, claims, or on which MCI (or any predecessor in interest) has relied on, such documentation to include the work-made-for-hire stamp and voucher system described on Schedule 3.3(F) of the MCI Assignment Agreement, to be the original owner/author of all right, title and interest therein; or (iii) has executed an assignment in favor of MCI (or any such predecessor in interest) of all right, title and interest in such material.

15.7The Property and the Rights as exploited by MRI and their uses comply with all applicable requirements of Laws and Court Orders (as each such term is defined in the MCI Assignment Agreement).

15.8       MRI has complied with all requirements of Laws and Court Orders which are applicable to the Rights.

15.9       Current Licenses. MRI will not enter into any license of or pertaining to the Rights other than this Agreement and other than as would not conflict with the terms of this Agreement.

15.10    No Impairment. MRI will not knowingly do any act or thing that will materially interfere with MVL’s exploitation of the Rights herein granted, conveyed or which will impair, impede, invalidate or Encumber any such Rights; provided, however, that the mere assertion by a third party of a claim (whether or not such claim is asserted in connection with litigation) shall not constitute a breach by MRI of this Section 15.10.

15.11    Trademark Registrations. MRI will use its good faith efforts to register the title of each Picture with the U.S. Patent and Trademark Office and in such foreign jurisdictions as MRI may reasonably elect.

Notwithstanding the representations, warranties and covenants above, MVL acknowledges and agrees that no representations or warranties, whether express or implied are made or deemed made with respect to the Minor Characters.

The representations and warranties of each of MRI and MVL shall survive the termination of this Agreement; provided, however, that the warranties and representations of the parties shall not survive and shall not be deemed to apply in the event of a termination by reason of the failure of the Conditions Precedent.

16.         REPRESENTATIONS, WARRANTIES AND COVENANTS OF MVL. MVL represents, warrants and covenants to MRI as follows:

16.1      Valid Existence. MVL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to conduct its business as set forth herein and to grant the rights granted hereunder.

16.2	Authority; No Conflict.

(a)         This Agreement constitutes a legal, valid and binding obligation of MVL, enforceable against MVL in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). MVL has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by MVL of this Agreement and the grant of the MVL Granted Rights hereunder has been authorized by all necessary limited liability company action on the part of MVL.

(b) The execution, delivery and performance of this Agreement will not directly or indirectly: (i) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement which would materially impair the grant of the MVL Granted Rights; (ii) violate any order, writ, judgment, injunction, ruling, award or decree of any Governmental Body binding on MVL; (iii) violate any statute, law or regulation of any jurisdiction governing the MVL Granted Rights; or (iv) result in the cancellation, revocation or suspension of any registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Body which are held by or granted to MVL, the cancellation of which would materially impair the MVL Granted Rights, other than notices, approvals, ratifications, waivers or authorizations that have already been obtained.

(c)         MVL will not be required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization from any person or entity (including, without limitation, any Governmental Body) in connection with: (i) the execution and delivery of this Agreement, or (ii) the consummation or performance hereof.

16.3      Ownership. (a) To the extent that any of the MVL Granted Rights exists as of the date hereof, MVL (i) owns such MVL Granted Rights free and clear of any Encumbrances, or (ii) has the exclusive, perpetual, royalty-free right to use, license and transfer the MVL Granted Rights on the terms set forth herein, and (b) to the extent that of the MVL Granted Rights do not exist as of the date hereof, then MVL (i) will own such MVL Granted Rights free and clear of any Encumbrances, or (ii) will have the exclusive, perpetual, royalty-free right to use, license and transfer the MVL Granted Rights on the terms set forth herein.

16.4       Current Licenses. MVL will not enter into any license of or pertaining to the MVL Granted Rights other than this Agreement and other than with respect to the Marketing Rights.

16.5       No Liens. There are no, and MVL will not take any action (or fail to act that would result in) to create any, Encumbrances or contractual restrictions of any kind affecting the MVL Granted Rights.

16.6       Not in Public Domain. MVL shall take all reasonable actions so as to prevent the MVL Granted Rights from falling into the public domain consistent with MCI’s conduct prior to the date hereof; and in connection with its permitted use of the Trademarks licensed hereunder shall not take any action (or fail to take any action) that would undermine the integrity of the Trademarks or result in them falling into the public domain.

16.7       No Infringement. The exercise of any of the MVL Granted Rights herein granted or conveyed, or agreed to be conveyed, will not in any way infringe upon any copyright, trademark, common law, literary, dramatic, personal, musical or literary rights of any party.

16.8       No Impairment. MVL will not knowingly do any act or thing that will materially interfere in any manner with MRI’s exploitation of the MVL Granted Rights herein granted, conveyed or which will impair, impede, invalidate or Encumber any such MVL Granted Rights; provided, however, that the mere assertion by a third party of an invalid claim (whether or not such claim is asserted in connection with litigation) shall not constitute a breach by MVL of this Section 16.8.

17.	INDEMNIFICATION.

17.1       By MRI. MRI shall indemnify, defend and hold harmless MVL, and its directors, officers, shareholders, employees, contractors, and agents from and against any and all liability (whether arising under a theory of contract, statute, strict liability or product liability), including damages, losses, demands, claims, actions, fees, costs, and out of pocket expenses (including defense costs and legal, accounting, and other expert witness, consulting and professional fees) from third-party claims, in any way arising from, connected with or related to (a) MRI’s breach of this Agreement including its representations and warranties set forth herein; (b) any claim that any of the Rights granted hereunder in any way infringe or violate any copyright, trademark, common law, literary, personal, dramatic, or motion picture rights of any party; and (c) any claims arising out of MRI’s exercise or licensing of the MVL Granted Rights and/or the Reserved Rights subject to the limitations set forth below in this Section 17.1. Any legal defense pursuant to the indemnification obligations under this Section 17.1 shall be conducted by MRI and performed by counsel selected by MRI and approved in writing by MVL, such approval not to be unreasonably withheld. MRI shall not, without MVL’s prior written approval, accept any settlement, or enter a plea of guilt or nolo contendere, to any charge or claim that results in other than a monetary judgment against MVL, which monetary judgment shall not exceed MRI’s ability to pay and which shall be paid by MRI. MRI’s indemnification obligations shall not extend to claims arising out of a breach by MVL of this Agreement or of its representations, warranties or covenants set forth herein or if MVL has an indemnification obligation to MRI arising out of or pursuant to this Agreement. Notwithstanding the foregoing, MRI shall have no indemnification obligations with respect to claims involving or arising out of Minor Characters to the extent that MPROD has been replaced as the Development Company under the Master Agreement. Following a replacement of MPROD as the Development Company under the Master Agreement, MRI agrees to provide MCI with reasonable access to its records pertaining to the Minor Characters reasonably requested by MVL so as to permit MVL to conduct its own due diligence investigation with respect to the chain of title of the Minor Characters.

17.2       By MVL. MVL shall indemnify, defend and hold harmless MRI, and its directors, officers, shareholders, employees, contractors, and agents from and against any and all liability (whether arising under a theory of contract, statute, strict liability or product liability), including damages, losses, demands, claims, actions, fees, costs, and out of pocket expenses (including defense costs and legal, accounting, and other expert witness, consulting and professional fees) from third party claims, in any way arising from, connected with or related to (a) MVL’s breach of this Agreement including any of its representations, warranties or covenants set forth in this Agreement; (b) any claim that MVL’s grant of the MVL Granted Rights hereunder or the MVL Granted Rights in any way infringes or violates any copyright, trademark, common law, literary, dramatic, personal or motion picture rights of any other party, and (c) MVL’s exercise of the Rights including without limitation the production, distribution, marketing and other exploitation of Pictures but only to the extent such Losses do not arise out of a breach by MRI of its representations, warranties or covenants in this Agreement or would be covered by MRI’s indemnification obligations set forth in subpart (b) of Section 17.1 or as further limited as set forth below in this Section 17.2. Any legal defense pursuant to the indemnification obligations under this Section 17.2 shall be conducted by MVL and performed by counsel selected by MVL and approved in writing by MRI, such approval not to be unreasonably withheld. MVL shall not without MRI’s prior written approval, accept any settlement, or enter a plea of guilt or nolo contendere, to any charge or claim that results in other than a monetary judgment against MRI, which monetary judgment shall not exceed MVL’s ability to pay and which shall be paid by MVL. MVL’s indemnification obligations shall not extend to claims made against or arising out of the Minor Characters.

18.         ASSIGNMENT/DELEGATION. Subject to the terms and conditions hereof, each party may assign and delegate this Agreement, and any or all of its rights, privileges and obligations hereunder, in whole or in part, to any third party, provided such third party expressly agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein, MRI may assign, license, grant or otherwise transfer its right to exercise the Approval Rights and all of its rights in and to the MVL Granted Rights and all of MRI’s other rights hereunder, in whole or in part, without any restriction whatsoever to any person or entity, including without limitation, MCI. This Agreement shall be binding upon each party’s permitted successors and assigns.

19.         ARBITRATION. MRI and MVL each agree that, except as otherwise required by any applicable collective bargaining agreement, any and all disputes or controversies of any nature between them arising at any time (whether or not relating to the Picture or to any of the matters referred to in Section 9 above), shall be determined by binding arbitration in accordance with the Commercial Arbitration Rules of JAMS before a single neutral arbitrator (“Arbitrator”). The Arbitrator shall be an attorney or retired judge with experience in disputes concerning the motion picture industry (e.g., the arbitrators designated in the DGA, SAG or WGA collective bargaining agreements or persons having comparable qualifications) and shall be mutually agreed upon by MRI and MVL. If MRI and MVL are unable to agree on an Arbitrator, the Arbitrator shall be appointed by JAMS. The fees of the Arbitrator shall be borne equally by MRI and MVL; provided, however, that the Arbitrator may require that such fees be borne in such other manner as the Arbitrator determines is required in order for this arbitration clause to be enforceable under applicable law. The parties shall be entitled to conduct discovery in accordance with the discovery rules applicable in the Supreme Courts of the State of New York; provided, however, that (a) the Arbitrator must authorize such all discovery in advance based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under the circumstances, and (b) discovery shall be limited to depositions and production of documents unless the Arbitrator finds that another method of discovery (e.g., interrogatories) is the most reasonable and cost efficient method of obtaining the information sought. There shall be a record of the proceedings at the arbitration hearing and the Arbitrator shall issue a Statement of Decision setting forth the factual and legal basis for the Arbitrator’s decision. If neither party gives written notice requesting an appeal within ten (10) business days after the issuance of the Statement of Decision, the Arbitrator’s decision shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the Supreme Court, New York County, which may be made ex parte, for confirmation and enforcement of the award. If either party gives written notice requesting an appeal within ten (10) business days after the issuance of the Statement of Decision, the award of the Arbitrator shall be appealed to three (3) neutral arbitrators (the ”Appellate Arbitrators”), each of whom shall have the same qualifications and be selected through the same procedure as the Arbitrator. The appealing party shall file its appellate brief within thirty (30) days after its written notice requesting the appeal and the other party shall file its brief within thirty (30) days thereafter. The Appellate Arbitrators shall thereupon review the decision of the Arbitrator applying the same standards of review (and all of the same presumptions) as if the Appellate Arbitrators were the Appellate Division of the New York State Supreme Court reviewing a judgment of the trial division of a New York State Supreme Court, except that the Appellate Arbitrators shall in all cases issue a final award and shall not remand the matter to the Arbitrator. The decision of the Appellate Arbitrators shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the Supreme Court of New York County, which may be made ex parte, for confirmation and enforcement of the award. The party appealing the decision of the Arbitrator shall pay all costs and expenses of the appeal, including the fees of the Appellate Arbitrators and the reasonable outside attorneys’ fees of the opposing party, unless the decision of the Arbitrator is reversed, in which event the expenses of the appeal shall be borne as determined by the Appellate Arbitrators. The Arbitrator shall have the power to enter temporary restraining orders, preliminary and permanent injunctions. Prior to the appointment of the Arbitrator or for remedies beyond the jurisdiction of an arbitrator, at any time, either party may seek pendente lite relief in a court of competent jurisdiction in New York County, New York without thereby waiving its right to arbitration of the dispute or controversy under this Section 19. All arbitration proceedings (including proceedings before the Appellate Arbitrators) shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award and shall be conducted in New York County in the State of New York. The provisions of this Section 19 shall supersede any inconsistent provisions of any prior agreement between the parties.

20.        TREATMENT IN BANKRUPTCY. The parties intend that the Rights granted by MRI to MVL hereunder be governed by 11 USC Section 365(n) in the event of the bankruptcy or insolvency of MRI, to the greatest extent permitted by law. MRI recognizes that, notwithstanding any rejection of this Agreement in any bankruptcy proceeding, MVL may, to the greatest extent permitted by law, elect to continue to enjoy all rights and licenses granted herein for the entire license term provided in this Agreement. The parties intend that the MVL Granted Rights granted by MVL to MRI hereunder be governed by 11 USC Section 365(n) in the event of the bankruptcy or insolvency of MVL, to the greatest extent permitted by law. MVL recognizes that, notwithstanding any rejection of this Agreement in any bankruptcy proceeding, MRI may, to the greatest extent permitted by law, elect to continue to enjoy all rights and licenses granted herein for the entire license term provided in this Agreement.

21.         TRANSACTIONS WITH AFFILIATES. MRI and MVL shall each have the unfettered right to enter into transactions of any nature with entities which, directly or indirectly, control, are controlled by or are under common control with it (“Affiliates”); provided, however, that any transaction between MVL and an Affiliate of MVL or between MRI and an Affiliate of MRI with respect to the MVL Granted Rights in which MVL has an economic participation shall be on terms which are consistent with the terms upon which MVL or MRI, as applicable, enters into comparable transactions with parties which are not its Affiliates (or on terms which are consistent with the terms on which the applicable Affiliate enters into comparable transactions with third parties).

22.         INSURANCE. MRI and its directors, officers and employees shall be covered as additional insureds under MVL’s errors and omissions insurance policy for each Picture, subject to the applicable terms, conditions and exclusions of such policy, with respect to material created by or for MVL (but not as to material contained within the Property as delivered to MVL). MRI and its directors, officers and employees shall also be covered under MVL’s general liability insurance policies for each Picture, subject to the applicable terms and conditions of such policies.

23.   NOTICE. Any notice herein required or permitted to be given will be given in writing and may be delivered personally to any officer of MVL or MRI, or as appropriate, by express courier, registered or certified mail (postage and fees prepaid, with return receipt requested), or by facsimile transmission to the address set forth below. Either party may from time to time specify or change the address for such notice by giving written notice thereof to the other party in the manner provided in this Section 23. A notice will be deemed given three (3) days after deposit if by express courier, five (5) days after deposit if by regular mail, or upon transmission (with conformation of receipt) if by facsimile.

If to MVL:	MVL Film Finance LLC
9242 Beverly Boulevard
Suite 350
Beverly Hills, California 90210
Attention: President
Fax: (310) 285-9825

With a copy to:	Marvel Enterprises, Inc.
417 5th Avenue
New York, New York 10016
Attention: General Counsel
Fax: (212) 576-4005

and

Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024
Attention: Joshua B. Grode, Esq.
Fax: (310) 500-3501

If to MRI:	MVL Rights LLC
9242 Beverly Boulevard
Suite 350

Beverly Hills, California 90210       Attention: President

Fax: (310) 285-9825

With a copy to:	Marvel Enterprises, Inc.
417 5th Avenue
New York, New York 10016
Attention: General Counsel
Fax: (212) 576-4005

If to any party, with a copy to:	Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004

Attention: Commercial Asset Backed Risk
Management
Fax: (212) 208-3509
Confirmation: (212) 668-0340

24.	RIGHTS AND REMEDIES.

24.1MRI’s Rights and Remedies. MVL acknowledges and agrees that a breach or threatened breach by MVL of MRI’s MVL Granted Rights or the Reserved Rights or MVL’s violation of the Approval Rights, including without limitation, the inclusion of a Disapproved Element in a Picture, may cause MRI irreparable harm and that MRI may have no adequate remedy in money or damages. Accordingly, in the event of a breach or threatened breach of MRI’s MVL Granted Rights or Reserved Rights or MVL’s violation of the Approval Rights, including without limitation, the inclusion of a Disapproved Element in the Picture, MRI shall for itself and on behalf of its shareholders be entitled to seek preliminary, permanent and/or other injunctive relief without having to post bond or prove irreparable injury. MRI’s right to injunctive relief in connection with such a breach or threatened breach is in addition to and not in limitation of any other rights and remedies of MRI. Notwithstanding the foregoing, MVL acknowledges that it shall not have and does hereby waive the right to bring any action or proceeding to terminate or rescind this Agreement.

24.2MVL’s Rights and Remedies. MRI acknowledges and agrees that a breach or threatened breach by MRI of MVL’s Rights may cause MVL irreparable harm and that MVL may have no adequate remedy in money or damages. Accordingly, in the event of a breach or threatened breach of MVL’s Rights by MRI, MVL shall for itself and on behalf of its shareholders be entitled to seek preliminary, permanent and/or other injunctive relief without having to post bond or prove irreparable injury. MVL’s right to injunctive relief in connection with such a breach or threatened breach is in addition to and not in limitation of any other rights and remedies of MVL. Notwithstanding the foregoing, MRI acknowledges that it shall not have and does hereby waive the right to bring any action or proceeding to terminate or rescind this Agreement.

25.	MISCELLANEOUS.

25.1Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflict of law rules thereof.

25.2Severability. If any provision of this Agreement, or the application of any such provision to any party or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to the parties or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

25.3Relationship of the Parties. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the parties and the parties shall at all times be and remain independent contractors. Except as expressly agreed by the parties in writing, neither party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other party or to bind the other party in any respect whatsoever.

25.4No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person or entity.

25.5      Waiver/Counterparts. No waiver of any obligation by any party hereto under this Agreement shall be effective unless in writing, specifying such waiver, executed by the party making such waiver. A waiver by a party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time. This Agreement may be executed in counterparts, by facsimile or otherwise, each of which shall be deemed an original Agreement for all purposes, including the judicial proof of any of the terms hereof; provided, however, that all such counterparts shall constitute one and the same Agreement.

25.6      Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the party who drafted or whose representative drafted this Agreement. The parties are sophisticated and have been represented by lawyers throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied and therefore waive the effects thereof. Each party acknowledges that it has read this Agreement, understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

25.7      Entire Agreement/Headings. This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter herein and merges all prior discussions between the parties. All exhibits and schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement as and where referenced in this Agreement. No modification of or amendment to this Agreement will be effective unless in writing signed by each of the parties to this Agreement. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the Effective Date.

MVL RIGHTS LLC,	MVL FILM FINANCE LLC,
a Delaware limited liability company	a Delaware limited liability company

By: /s/ John Turitzin	By: /s/ John Turitzin

Name: John Turitzin	Name: John Turitzin

Title: Executive Vice President	Title: Executive Vice President

SCHEDULE 3.2.1

MAIN CHARACTERS WHICH MAY BE USED IN CONNECTION

WITH A PICTURE BASED ON A CHARACTER TITLE

Avengers

Ant-Man (Henry Pym/Ant-Man and Scott Edward Lang/Ant-Man II)

Captain America (Steve Rogers, The Captain)

Black Panther (T’Challa, Luke Charles)

Hawkeye (Clint Barton, Hawkeye the Marksman)

Nick Fury

Power Pack

Alex Power (Gee, Destroyer, Powerhouse, Powerpax, Zero-G)

Jack Power (Mass Master, Counterweight)

Julie Power (Lightspeed, Molecula, Mistress of Density)

Katie Power (Energizer, Starstreak)

_________________________

          The information included in parentheses after the name of a character in this Schedule 3.2.1 shows certain of the alternate names, civilian identities, aliases or former names of each such character. The alternate names, civilian identities, aliases and former names listed for a character relate specifically to the character, may only be used as alternate names, civilian identities, aliases and former names of that character and are included in this Schedule 3.2.1 to clarify and identify such character.

1

EXHIBIT C

MUSIC PUBLISHING RIGHTS ROYALTY

With respect to the Music Publishing Rights transferred to MRI as part of the MVL Granted Rights, MRI shall require the music publisher or other administrator (which may be an Affiliate of MRI) to which it may grant publishing rights (the “Music Publisher”) to pay to MRI with respect to Musical Compositions written specifically for and synchronized in the Picture or Musical Compositions for which the Music Publishing Rights have been acquired and which are synchronized with the Picture, as released, and the Gross Receipts of the Picture shall include, the following royalty:

A.     A sum equal to Ten percent (10%) of the Publisher’s Share (as defined below) received by the Music Publisher in the United States;

B.          One and one half cents ($0.015) per copy in respect of printed piano or piano-vocal copies sold and paid for and not returned in the United States and Canada; and

C.          One and one half cents ($0.015) per copy in respect of orchestration, choral editions and other printed arrangements which are sold and paid for and not returned in the United States and Canada; and

D.          An amount equal to Ten percent (10%) of the Publisher’s Share (as defined below) from any other source not herein specifically provided for in Paragraphs A, B or C, above from the United States.

The “Publisher’s Share” shall be deemed to mean:

1.           With respect to mechanical royalties, the amount actually collected by the Music Publisher less collection fees and any and all royalties paid to writers, authors, composers, or any other third parties, including third party publishers, sub-publishers or administrators, if any; and

2.           With respect to performance fees, the amount actually collected by the Music Publisher from any performing rights society (it being understood that copyright holders, including, writers, authors, composers and publishers are typically paid separately and directly by performing rights societies) less any portion of such royalties payable to others and any actual cost and expense incurred in administering the collection of such fees.

Notwithstanding that the royalty shall be included in Gross Receipts, both MRI and MVL acknowledge that no items in respect of Sections 3.01(c)(iii), (iv), (v) or (vi) of the Credit Agreement shall be deducted from amounts contributed to Gross Receipts hereunder.

1

EXHIBIT D

SOUNDTRACK ROYALTY

To the extent that MRI owns or controls Soundtrack Recording Rights and grants or licenses such Soundtrack Recording Rights to any licensee including any Affiliate of MRI (the “Album Licensee”), MRI shall cause to be included in Gross Receipts of the Picture a royalty equal to the sum of twenty percent (20%) of the Net Receipts (as defined below) divided by that percentage of tracks on the Record that came from the Soundtrack for the Picture (e.g., if the Record has 10 tracks and 5 came from the Soundtrack for the Picture, the royalty would be 50% of 20%, if the Record had 10 tracks and 3 came from the Picture, the royalty would be 30% of 20%). For purpose hereof, “Net Receipts” shall be defined as all non-refundable amount(s) actually received by MRI from any Album Licensee with respect to such licensed rights, less an amount equal to the aggregate of the following:

A.      Any amounts and royalties payable to any Person(s) in connection with the Soundtrack and Soundtrack Recording Rights in accordance with the agreement(s) which may have been or may be entered into with any such Person(s);

B.         All cost and expense incurred with respect to the Soundtrack and Soundtrack Recording Rights by MRI, or any Affiliate, under agreement(s) with the American Federation of Television and Radio Artists of the United States and Canada or any other guild or union wherever located and whether now or hereafter in existence. Said costs shall include, but not be limited to, reusage or rerecording fees and, where there is no appropriate union scale reuse fee, actual recording costs and all costs and expenses incurred that are now or hereafter recognized as recording costs in the recording industry.

C.          Any additional cost and expense (which are not included in the Direct Negative Cost of the Picture incurred in connection with the Soundtrack and Soundtrack Recording Rights, including, without limitation, the cost and expense of producing, recording, converting, mastering, editing, equalizing, transferring, mixing, encoding, sampling clearance (and/or the cost of redoing any of the above) and all costs and expenses incurred that are now or hereafter recognized as recording costs in the recording industry.

D.         Any additional cost and expense incurred in connection with the preparation or production and distribution of music videos if not included as a P&A Cost and Expense as well as all cost and expense incurred in acquiring or creating ECD Material.

Notwithstanding that the royalty shall be included in Gross Receipts, both MRI and MVL acknowledge that no items in respect of Section 3.01(c)(iii), (iv), (v) or (vi) of the Credit Agreement shall be deducted from amounts contributed to Gross Receipts hereunder.

2